ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-259205 Dated November 16, 2023
Royal Bank of Canada Buffer GEARS
$• Securities Linked to the Nikkei 225 Index due on or about November 21, 2030
Investment Description
Buffer GEARS (each, a “Security” and collectively, the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of the Nikkei 225 Index (the “Underlying”). If the Underlying Return (as defined below) is positive, we will repay the principal amount at maturity plus pay a return equal to 2.19 (the “Upside Gearing”) times the Underlying Return. If the Underlying Return is zero or negative, but the Final Underlying Level is greater than or equal to the Downside Threshold, we will repay the full principal amount at maturity. However, if the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, we will pay less than the principal amount at maturity and you will lose 1% of the principal amount of your Securities for every 1% decline in the level of the Underlying over the term of the Securities in excess of the Buffer, and you may lose up to 75% of your investment. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose some or a significant portion of your principal amount if the Final Underlying Level is less than the Downside Threshold. The Upside Gearing and the buffered downside exposure of the Underlying apply only at maturity. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange. The Securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Features	Key Dates[1]
❑
Enhanced Growth Potential — At maturity, if the Underlying Return is positive, we will pay you the principal amount plus a return equal to the Upside Gearing times the Underlying Return. If the Underlying Return is negative, investors will be exposed to the negative Underlying Return at maturity in excess of the Buffer.

❑
Buffered Downside Market Exposure — If the Underlying Return is zero or negative, but the Final Underlying Level is greater than or equal to the Downside Threshold, we will pay the full principal amount at maturity. However, if the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, we will pay less than the full principal amount, resulting in a loss of the principal amount that is proportionate to the percentage decline in the Underlying in excess of the Buffer. Accordingly, you may lose some or a significant portion of the principal amount of the Securities.

Trade Date[1]	November 16, 2023
Settlement Date[1]	November 21, 2023
Final Valuation Date[2]	November 18, 2030
Maturity Date[2]	November 21, 2030
[1]
Expected. If we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.

[2]	Subject to postponement if a market disruption event occurs, as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement UBS-IND-1.
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING IN EXCESS OF THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATION. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-4 OF THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT UBS-IND-1 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU COULD LOSE SOME OR A SIGNIFICANT PORTION OF THE PRINCIPAL AMOUNT OF THE SECURITIES.

Security Offering
We are offering Buffer GEARS Linked to the Nikkei 225 Index. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below. The Initial Underlying Level and Downside Threshold for the Securities will be determined on the Trade Date.
Underlying	Upside Gearing	Buffer	Downside Threshold	Initial Underlying Level	CUSIP	ISIN
Nikkei 225 Index (NKY)	2.19	25%	75% of the Initial Underlying Level	•	78016R181	US78016R1813
See “Additional Information About Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated September 14, 2021, the prospectus supplement dated September 14, 2021, product prospectus supplement UBS-IND-1 dated September 14, 2021 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement UBS-IND-1. Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions (1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Nikkei 225 Index (NKY)	•	$10.00	•	$0.35	•	$9.65
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will that commission exceed $0.35 per $10 in principal amount of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
We expect that the initial estimated value of the Securities as of the Trade Date will be between $8.55 and $9.05 per $10.00 in principal amount, and will be less than the price to public. The pricing supplement relating to the Securities will set forth our estimate of the initial value of the Securities as of the Trade Date. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value under “Key Risks,” beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Securities” below.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement UBS-IND-1 and this free writing prospectus if you so request by calling toll-free 1-877-688-2301.
You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021, relating to our senior global medium-term notes, Series I, of which these Securities are a part, and the more detailed information contained in product prospectus supplement UBS-IND-1 dated September 14, 2021. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement UBS-IND-1, as the Securities involve risks not associated with conventional debt securities.
If the terms discussed in this free writing prospectus differ from those discussed in the product prospectus supplement, the prospectus supplement or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product prospectus supplement UBS-IND-1 dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000114036121031147/brhc10028903_424b5.htm
♦	Prospectus supplement dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
♦	Prospectus dated September 14, 2021: https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
As used in this free writing prospectus, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦
You can tolerate the loss of some or a significant portion of the principal amount of the Securities and are willing to make an investment that has similar downside market risk of a hypothetical investment in the Underlying.

♦	You believe that the level of the Underlying will appreciate over the term of the Securities.
♦	You are willing to invest in the Securities based on the Upside Gearing set forth on the cover page of this free writing prospectus.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the securities represented by the Underlying.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦
You are willing to assume our credit risk for all payments under the Securities, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

♦	You fully understand and accept the risks associated with the Underlying.
The Securities may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦
You cannot tolerate the loss of some or a significant portion of the principal amount of the Securities, and you are not willing to make an investment that has similar downside market risk of a hypothetical investment in the Underlying.

♦	You believe that the level of the Underlying will decline over the term of the Securities.
♦	You would be unwilling to invest in the Securities based on the Upside Gearing set forth on the cover page of this free writing prospectus
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.
♦	You seek current income from this investment or prefer to receive the dividends paid on the securities represented by the Underlying.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.
♦	You do not fully understand and accept the risks associated with the Underlying.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement UBS-IND-1 for risks related to an investment in the Securities. In addition, you should review carefully the section below, “Information About the Underlying,” for more information about the Underlying.

Indicative Terms of the Securities[1]
Issuer:	Royal Bank of Canada (the “Bank”)
Issue Price:	$10 per Security (subject to a minimum purchase of 100 Securities).
Principal Amount:	$10 per Security.
Term[2]:	Approximately 7 years
Underlying:	Nikkei 225 Index
Upside Gearing:	2.19
Payment at Maturity (per $10 Security):
If the Underlying Return is positive, we will pay you:
$10 + [$10 x (the Underlying Return x Upside Gearing)]
If the Underlying Return is negative and the Final Underlying Level is greater than or equal to the Downside Threshold, we will pay you:
$10
If the Final Underlying Level is less than the Downside Threshold, we will pay you:
$10 + [$10 x (Underlying Return + Buffer)]
In this scenario, you will lose some or a significant portion of the principal amount of the Securities in an amount proportionate to the negative Underlying Return in excess of the Buffer.

Underlying Return:	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Initial Underlying Level:	The closing level of the Underlying on the Trade Date.
Final Underlying Level:	The closing level of the Underlying on the Final Valuation Date.
Buffer:	25%
Downside Threshold:	75% of the Initial Underlying Level
Investment Timeline

Trade Date:	The Initial Underlying Level is determined.

Maturity Date:
The Final Underlying Level and Underlying Return are determined.
If the Underlying Return is positive, we will pay you a cash payment per $10 Security that provides you with your principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing. Your payment at maturity per $10 Security will be equal to:

$10 + [$10 x (Underlying Return x Upside Gearing)]

If the Underlying Return is zero or negative, but the Final Underlying Level is greater than or equal to the Downside Threshold, we will pay you a cash payment of $10 per $10 Security.

If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, we will pay you a cash payment that is less than the principal amount of $10 per Security, resulting in a loss of principal that is proportionate to the percentage decline in the Underlying in excess of the Buffer, and equal to:

$10 + [$10 x (Underlying Return + Buffer)]

In this scenario, you will lose some or a significant portion of the principal amount of the Securities, in an amount proportionate to the negative Underlying Return in excess of the Buffer.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR A SIGNIFICANT PORTION OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
[2]
If we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains approximately the same.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in any of the component securities of the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement UBS-IND-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.
Risks Relating to the Terms and Structure of the Securities
♦
Your Investment in the Securities May Result in a Loss of Principal - The Securities differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Underlying Return is negative and the Final Underlying Level is less than the Downside Threshold, you will be exposed to the negative Underlying Return in excess of the Buffer, and we will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the Underlying in excess of the Buffer. Accordingly, you could lose some or a significant portion of the principal amount of the Securities.

♦
The Buffer Applies Only if You Hold the Securities to Maturity — The application of the Buffer only applies at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss even if the level of the Underlying is above the Downside Threshold at the time of sale.

♦
The Payout Formula on the Securities Applies Only if You Hold the Securities to Maturity - The application of the Upside Gearing only applies at maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Upside Gearing and the return you realize may be less than the Upside Gearing times the return of the Underlying at the time of sale, even if that return is positive.

♦	The Securities Do Not Pay Interest - We will not pay any interest with respect to the Securities. You will not receive any payments on the Securities prior to maturity.
♦
An Investment in the Securities Is Subject to Our Credit Risk - The Securities are our unsubordinated, unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of the Securities and, if we default on our obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
The Securities Will Be Subject to Risks, Including Non-Payment in Full, Under Canadian Bank Resolution Powers - Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities - Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers, including the bail-in regime. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Securities could be exposed to losses.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity - The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of ours with the same maturity date or if you were able to invest directly in the Underlying or the securities included in the Underlying. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
Holders of the Securities Will Not Receive Any Dividend Payments or Have Any Voting Rights – Investing in the Securities is not equivalent to investing directly in any of the component securities of the Underlying. As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the equity securities represented by the Underlying would have.

The Underlying is a price return index, and the Underlying Return excludes any cash dividend payments paid on its component stocks.
♦
The Tax Treatment of the Securities Is Uncertain - Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.

Risks Relating to the Initial Estimated Value of the Securities
♦
The Initial Estimated Value of the Securities Will Be Less than the Price to the Public - The initial estimated value that will be set forth in the final pricing supplement, will be less than the public offering price you pay for the Securities, and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Underlying, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, our estimated profit and the costs relating to our hedging of the Securities. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value. As a result, the secondary price will be less than if the internal borrowing rate was used. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set - The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities and the amount that may be paid at maturity.
Risks Relating to the Secondary Market for the Securities
♦
The Securities Are Expected to Have a Limited Trading Market - The Securities will not be listed on any securities exchange. RBC Capital Markets, LLC (“RBCCM”) intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
The Terms of the Securities at Issuance and Their Market Value Prior to Maturity Will Be Influenced by Many Unpredictable Factors - Many economic and market factors will influence the terms of the Securities at issuance and will affect their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Securities, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Securities, we expect that, generally, the level of the Underlying on any day will affect the value of the Securities more than any other single factor. However, you should not expect the value of the Securities in the secondary market to vary in proportion to changes in the level of the

Underlying. The value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:
♦	the actual or expected volatility of the Underlying;
♦	the time remaining to maturity of the Securities;
♦	the dividend rates on the equity securities included in the Underlying;
♦	interest and yield rates in the market generally, as well as in each of the markets of the equity securities included in the Underlying;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the exchange rate between the dollar and the Japanese yen; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors will influence the terms of the Securities at issuance and the price you will receive if you choose to sell the Securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Securities at a substantial discount from the principal amount if, for example, the level of the Underlying is at, below or not sufficiently above, the Initial Underlying Level.
Risks Relating to the Underlying
♦
Changes Affecting the Underlying May Adversely Impact the Payment on the Securities - The policies of the index sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying and the manner in which the index sponsor takes account of certain changes affecting those stocks included in the Underlying may adversely affect its level. The policies of the index sponsor with respect to the calculation of the Underlying could also adversely affect its level. The index sponsor may discontinue or suspend calculation or dissemination of the Underlying and has no obligation to consider your interests in the Securities when taking any action regarding the Underlying. Any such actions could have an adverse effect on the value of the Securities and the amount that may be paid at maturity.

♦
The Probability That the Underlying Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlying - “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Underlying could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or a significant portion of your investment. However, an Underlying’s volatility can change significantly over the term of the Securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal.

♦
An Investment in the Securities Is Subject to Risks Associated with Non-U.S. Securities Markets - The securities included in the Underlying have been issued by Japanese companies. An investment in securities linked to the value of Japanese equity securities involves particular risks. The Japanese securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Prices of securities in Japan are subject to political, economic, financial and social factors that may be unique to that country. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the economic and fiscal policies of the Japanese government, the possible imposition of, or changes in, currency exchange laws or other Japanese laws or restrictions applicable to Japanese companies or investments in Japanese equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the relevant region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

♦
As a Holder of the Securities, You Will Not Have Direct Exposure to Fluctuations in the Exchange Rate Related to the Underlying - The value of the Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Japanese yen, even though any currency fluctuations could affect the performance of the Underlying. Therefore, if the yen appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment on the Securities.

Risks Relating to Conflicts of Interest
♦
We, UBS and Our Respective Affiliates Will Have Potential Conflicts of Interest in Connection with the Securities – We, UBS and our respective affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours, and those of UBS, are potentially adverse to your interests as an investor in the Securities.

♦
Our Activities and Those of UBS May Adversely Affect the Value of the Securities - Trading or other transactions by us, UBS and our respective affiliates in the equity securities included in the Underlying or in futures, options, exchange-traded funds or other derivative products on the equity securities included in the Underlying may adversely affect the market value of those equity securities, the level of the Underlying and the market value of the Securities.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates - RBCCM, UBS or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Underlying, or the equity securities included in the Underlying, and therefore, the market value of the Securities.

Hypothetical Examples and Return Table at Maturity
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% and assume a hypothetical Initial Underlying Level of 1,000.00, a Downside Threshold of 75% of the Initial Underlying Level, and reflect the Upside Gearing of 2.19. The actual Initial Underlying Level and Downside Threshold will be set on the Trade Date. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Underlying Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.
Example 1 – On the Final Valuation Date, the Underlying closes 2% above the Initial Underlying Level. Because the Underlying Return is positive, we will pay you an amount based upon the Underlying Return times the Upside Gearing. We will pay you at maturity a cash payment of $10.438 per $10 principal amount Security, calculated as follows:
$10 + ($10 x 2% x 2.19) = $10 + $0.438 = $10.438

Example 2 - On the Final Valuation Date, the Underlying closes 5% below the Initial Underlying Level. Because the Underlying Return is negative, but the Final Underlying Level is not below the Downside Threshold, we will pay at maturity $10 per $10 principal amount Security (a 0% return).

Example 3 – On the Final Valuation Date, the Underlying closes 40% below the Initial Underlying Level.
Because the Underlying Return is -40%, which is negative, and the Final Underlying Level is less than the Downside Threshold, we will pay you at maturity a cash payment of $8.50 per $10 principal amount Security (a 15% loss on the principal amount), calculated as follows:
$10 + [$10 x (-40% + 25%)] = $10 - $1.50 = $8.50

Hypothetical Final Underlying Level	Hypothetical Underlying Return[1]	Hypothetical Payment at Maturity ($)	Hypothetical Total Return on Securities[2]
2,000.00	100.00%	$31.900	219.00%
1,750.00	75.00%	$26.425	164.25%
1,500.00	50.00%	$20.950	109.50%
1,400.00	40.00%	$18.760	87.60%
1,300.00	30.00%	$16.570	65.70%
1,200.00	20.00%	$14.380	43.80%
1,100.00	10.00%	$12.190	21.90%
1,050.00	5.00%	$11.095	10.95%
1,020.00	2.00%	$10.438	4.38%
1,000.00	0.00%	$10.000	0.00%
950.00	-5.00%	$10.000	0.00%
900.00	-10.00%	$10.000	0.00%
800.00	-20.00%	$10.000	0.00%
750.00	-25.00%	$10.000	0.00%
700.00	-30.00%	$9.500	-5.00%
650.00	-35.00%	$9.000	-10.00%
600.00	-40.00%	$8.500	-15.00%
500.00	-50.00%	$7.500	-25.00%
250.00	-75.00%	$5.000	-50.00%
0.00	-100.00%	$2.500	-75.00%
1 The Underlying Return excludes any cash dividend payments.
2 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10.00 per Security.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences
Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities. The following summary supplements and to the extent inconsistent supersedes, the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat the Securities as pre-paid cash-settled derivative contracts in respect of the Underlying for U.S. federal income tax purposes, and the terms of the Securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.

Alternative tax treatments are also possible and the Internal Revenue Service (the “IRS”) might assert that a treatment other than that described above is more appropriate. In addition, the IRS has released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance will ultimately be issued, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Securities (for example, upon the Underlying rebalancing), and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

Information About the Underlying
We have derived all information contained in this document regarding the NKY, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available sources. The information reflects the policies of, and is subject to change by, the index sponsor. The index sponsor, which owns the copyright and all other rights to the NKY, has no obligation to continue to publish, and may discontinue publication of the NKY. None of us, UBS or RBCCM accepts any responsibility for the calculation, maintenance or publication of the NKY or any successor index.
The NKY is a stock index that measures the composite price performance of selected Japanese stocks. The formal name of the NKY is the Nikkei Stock Average. The NKY is based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the Prime Market of the TSE. Stocks listed in the Prime Market of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY. Nikkei Inc. was first calculated and published by the NKY beginning in 1970; prior to 1970, the TSE calculated the NKY.
The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:
•	Technology - Pharmaceuticals, Electrical Machinery, Automobiles, and Auto Parts, Precision Instruments, Telecommunications;
•	Financials - Banks, Other Financial Services, Securities, Insurance;
•	Consumer Goods - Fishery, Food, Retail, Services;
•	Materials - Mining, Textiles & Apparel, Paper and Pulp, Chemicals, Petroleum, Rubber, Glass & Ceramics, Steel, Nonferrous Metals, Trading Companies;
•	Capital Goods/Others - Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing, Real Estate; and
•	Transportation and Utilities - Railroads and Buses, Land Transport, Marine Transport, Air Transport, Electric Power, Gas.
Constituents are deleted and added to the index to balance the number of constituents among these sectors.
Calculation of the NKY
The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding price adjustment factor for such Nikkei Underlying Stock, (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 (the date on which the TSE was reopened after World War II) using historical numbers from that date. The Divisor is subject to periodic adjustments as set forth below.
The price adjustment factor of a stock to be added to the index is 1. However, a value other than 1 may be assigned under some circumstances. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is currently calculated once every 5 seconds during TSE trading hours.
In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to maintain the continuity in the level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change.

Standards for Listing and Maintenance
The membership of the index is reviewed once per year, with a base date at the end of July, and the result becomes effective in the beginning of October. A Nikkei Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the Prime Market of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks, including the merger of the issuer with, or acquisition of the issuer by, another company, the delisting of the stock, or the transfer of such stock to a market other than the Prime Market. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. Replacements are generally chosen by the liquidity of companies in the same sector as the deleted company.
Property Rights and Disclaimers
The Nikkei Stock Average is the intellectual property of Nikkei Inc. “Nikkei,” “Nikkei Stock Average,” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the NKY. Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc. calculates and disseminates the NKY under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively the “Nikkei Index Sponsor.”
The Securities are not in any way sponsored, endorsed or promoted by the Nikkei Index Sponsor. The Nikkei Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure as which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by the Nikkei Index Sponsor. However, the Nikkei Index Sponsor shall not be liable to any person for any error in the NKY and the Nikkei Index Sponsor shall not be under any obligation to advise any person, including a purchase or vendor of the Securities, of any error therein.
In addition, the Nikkei Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

License Agreement
We have entered into a non-exclusive license agreement with Nikkei, which will allow us and our affiliates, in exchange for a fee, to use the NKY in connection with this offering. We are not affiliated with Nikkei; the only relationship between Nikkei and us will be the licensing of the use of the NKY and trademarks relating to the NKY.
Nikkei is under no obligation to continue the calculation and dissemination of the NKY. The Securities are not sponsored, endorsed, sold or promoted by Nikkei. No inference should be drawn from the information contained in this document that Nikkei makes any representation or warranty, implied or express, to us, any holder of the Securities or any member of the public regarding the advisability of investing in securities generally, or in the Securities in particular, or the ability of the NKY to track general stock market performance.
Nikkei determines, composes and calculates the NKY without regard to the Securities. Nikkei has no obligation to take into account your interest, or that of anyone else having an interest, in the Securities in determining, composing or calculating the NKY. Nikkei is not responsible for, and has not participated in the determination of, the terms, prices or amount of the Securities and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the Securities payable at maturity. Nikkei has no obligation or liability in connection with the administration, marketing or trading of the Securities.
Nikkei disclaims all responsibility for any errors or omissions in the calculation and dissemination of the NKY or the manner in which the NKY is applied in determining any level of the NKY or any amount payable on the Securities.
NIKKEI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NKY OR ANY DATA INCLUDED IN THE NKY. NIKKEI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.
“Nikkei®” is a trademark of Nikkei. The Securities are not sponsored, endorsed, sold or promoted by Nikkei, and Nikkei makes no representation regarding the advisability of investing in the Securities.

Historical Information

The following graph sets forth historical closing levels of the Underlying for the period from November 14, 2013 to November 14, 2023, as reported by Bloomberg Financial Markets. The historical performance of the Underlying should not be taken as an indication of its future performance. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

35000.00
30000.00
25000.00
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Closing levels
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HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.

Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it will purchase from us to investors or to its affiliates at the price to public listed on the cover page of this document.

UBS may allow a concession not in excess of the underwriting discount set forth on the cover page of this pricing supplement to its affiliates for distribution of the Securities.

We expect to deliver the Securities on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product prospectus supplement UBS-IND-1.

The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs. If so specified in the pricing supplement related to the Securities, for a period of approximately seventeen months after the issue date, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time. This is because the estimated value of the Securities will not include the underwriting discount or our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities. Any such excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.

For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.

Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Underlying. As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than a secondary market rate is a factor that is likely to result in a higher initial estimated value of the Securities at the time their terms are set than if a secondary market rate was used. Unlike the estimated value that will be set forth in the final pricing supplement relating to the Securities, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.

In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying, and the tenor of the Securities. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you. The initial offering price of the Securities also reflects the underwriting discount and our estimated hedging costs. These factors result in the initial estimated value for the Securities on the Trade Date being less than their public offering price. See “Key Risks—The Initial Estimated Value of the Securities Will Be Less than the Price to the Public” above.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement UBS-IND-1 dated September 14, 2021 under the caption “General Terms of the Securities,” are incorporated into the master note issued to DTC, the registered holder of the Securities.